Exhibit 99.1

Liberty Global Announces Record and Distribution Dates for Upcoming Split-Off of Latin American Division

•	New company to be named “Liberty Latin America”

•	After split-off, new company shares to replace tracking stock

Denver, Colorado - December 12, 2017:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) today announced that, in connection with the previously announced split-off of its subsidiary Liberty Latin America Ltd. (“Liberty Latin America”), which comprises Liberty Global’s operations in Latin America and the Caribbean that are currently attributed to its “LiLAC Group,” it has set a record date of 5:00 p.m. New York City time, on December 26, 2017 (the “Record Date”) and a distribution date of 5:00 p.m., New York City time, on December 29, 2017 (the “Distribution Date”), for the distribution of Liberty Latin America common shares. As a result of the split-off, holders of LiLAC Group Class A, Class B and Class C ordinary shares will receive a distribution of one Liberty Latin America share of the same class for each such LiLAC Group ordinary share held as of the Record Date. We expect that Liberty Global’s LiLAC Group ordinary shares will cease trading, and the Liberty Latin America common shares will begin trading, on January 2, 2018.

The Liberty Latin America Class A and Class C common shares will be listed on the Nasdaq Global Select Market under the symbols “LILA” and “LILAK,” respectively, and the Liberty Latin America Class B common shares will be quoted on the OTC Markets under the symbol “LILAB.” Holders of Liberty Global ordinary shares will not participate in the split-off. Following the split-off, Liberty Global Class A, Class B and Class C ordinary shares will continue to trade on the Nasdaq Global Select Market under the symbols LBTYA, LBTYB and LBTYK, respectively, and the tracking stock structure will no longer exist.

The split-off is being made by means of a prospectus. A copy of the prospectus can be obtained, at no cost, by writing or telephoning Liberty Latin America Ltd. at 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, Telephone: (303) 925-6000. A registration statement, which includes the prospectus, relating to Liberty Latin America’s common shares has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (“SEC”). The registration statement can be accessed through the SEC's website at www.sec.gov.

Forward-Looking Statements and Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our planned split-off of the businesses attributed to the LiLAC Group, the listing of the Liberty Latin America common shares for trading, and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as Liberty Global's ability to satisfy the conditions to the split-off, the development of a trading market for Liberty Latin America’s common shares, the Liberty Global Board of Director’s discretion to decide not to complete the split-off for any reason, and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, as amended, and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our over 24 million customers who subscribe to over 50 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 10 million access points.

Liberty Global’s businesses are currently comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region connecting over 40 markets.

For more information, please visit www.libertyglobal.com or contact:

Liberty Global Investor Relations		Liberty Latin America Investor Relations

Oskar Nooij	+1 303 220 4218	Kunal Patel	+1 786 376 9294

John Rea	+1 303 220 4238

Stefan Halters	+1 303 784 4528

Liberty Global Corporate Communications

Matt Beake	+44 20 8483 6428

Julia Hart	+31 20 778 3345

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